Exhibit 99.1
Company / Investor Contact: Tom Wirth EVP & CFO 610-832-7434 tom.wirth@bdnreit.com

Brandywine Realty Trust Announces Second Quarter 2026 Results
Narrows 2026 Guidance

Philadelphia, PA, July 22, 2026 — Brandywine Realty Trust (NYSE: BDN) today reported its financial and operating results for the three and six-month periods ended June 30, 2026.
Management Comments
“We are pleased with our second quarter progress on our 2026 Business Plan highlighted by raising our speculative revenue midpoint guidance by 5.7%, and achieving 99% of the revised target,” stated Gerard H. Sweeney, President and Chief Executive Officer of Brandywine Realty Trust. “We have also experienced higher tenant renewals and more tenant expansions and based on our second quarter retention rate of 85%, we have increased our projected full year tenant retention midpoint by 10%.  Turning to capital markets, we have now closed $208 million of portfolio asset sales and have increased our asset sales target from $290 million to $305 million.  We expect the remaining asset sales to close later this quarter.  Consistent with our business plan, we plan to use most of the proceeds from these asset sales to lower our outstanding debt and, to a smaller extent, repurchase our common stock.  We also completed the refinancing of Avira with a 7-year, $90 million financing at a 5.8% annual interest rate and repaid our $178 million construction loan. We remain in an excellent liquidity position, and after our recent sales activity, we have no outstanding balance on our $600 million unsecured line of credit and $35 million of cash-on-hand. Based on the progress we have made on our 2026 Business Plan, we are narrowing our FFO range from $0.52 to $0.58 per share to $0.53 to $0.57 per share.”
Second Quarter Highlights
Financial Results
•Net loss available to common shareholders: $(31.7) million, or $(0.18) per diluted share.
•Funds from Operations (FFO): $23.6 million, or $0.13 per diluted share.
Portfolio Results
•Core Portfolio: 89.1% occupied and 90.6% leased.
•New and Renewal Leases Signed: 254,000 square feet in our wholly-owned portfolio and 353,000 square feet, including our unconsolidated joint ventures.
•Rental Rate Mark-to-Market: Increased 1.5% on an accrual basis and decreased (4.2)% on a cash basis.
•Same Store Net Operating Income: Increased 0.5% on an accrual basis and increased 1.9% on a cash basis.
•Tenant Retention Ratio: 85%.

Recent Transaction Activity
Disposition Activity
•On May 15, 2026, we completed the sale of a wholly-owned office property in Conshohocken, Pennsylvania for a gross sales price of $15.5 million, or $133 per square foot. The property was 46% occupied at the time of sale. We recognized a $0.1 million gain during the second quarter.
•On July 1, 2026, we completed the sale of a wholly-owned office property in King of Prussia, Pennsylvania for a gross sales price of $41.5 million, or $412 per square foot. We received net cash proceeds of $37.8 million and will record a gain of approximately $13.6 million in the third quarter of 2026. The property was 100% occupied at the time of sale. We reclassified the property as held for sale as of June 30, 2026 on our consolidated balance sheet.
•On July 9, 2026, we completed the sale of a wholly-owned office property in Austin, Texas for a gross sales price of $151.0 million, or $734 per square foot. We received net cash proceeds of $146.1 million and will record a gain of approximately $36.3 million in the third quarter of 2026. The property was 100% occupied at the time of sale. We reclassified the property as held for sale as of June 30, 2026 on our consolidated balance sheet.
Finance / Capital Markets Activity
•On May 28, 2026, we exercised our first six-month extension right on our existing unsecured credit facility moving the maturity date to December 2026.
•As previously disclosed, in May 2026, our One Uptown ventures entered into extension options with the existing lenders. The loan for One Uptown – Multi-Family has been extended to July 29, 2027 and the total loan capacity was reduced from $85.0 million to $76.5 million. The loan for One Uptown – Office has been extended to July 29, 2028 and the total loan capacity was reduced from $121.7 million to $108.9 million.
•In June 2026, we closed on a $90 million secured term loan at Avira, the residential component of 3025 JFK located in Philadelphia, Pennsylvania. The loan bears interest at 1.85% over the secured overnight financing rate (“SOFR”) and has a maturity date of June 2033. Effective June 24, 2026, this loan was swapped to an all-in fixed rate of 5.81% through the maturity date. The secured term loan combined with proceeds from our unsecured line of credit funded the retirement of the existing $178 million construction loan on June 23, 2026. The $178 million construction loan was scheduled to mature in July 2026.
•As of June 30, 2026, we had $149 million outstanding balance on our $600.0 million unsecured line of credit. As a result of the disposition sales activity noted above, we currently have no outstanding balance on our $600.0 million unsecured line of credit.
•As of June 30, 2026, we had $40.2 million of cash and cash equivalents on-hand. As a result of the disposition activity noted above, we currently have $35 million of cash and cash equivalents on hand.
Results for the Three and Six Month Periods Ended June 30, 2026
Net loss attributable to common shareholders totaled $(31.7) million, or $(0.18) per share, in the second quarter of 2026 compared to net loss of $(89.0) million, or $(0.51) per share, in the second quarter of 2025. Our 2025 results include non-cash impairment charges totaling $63.4 million or $0.37 per share, related to portfolio assets in Austin, Texas.
FFO attributable to common shareholders and units totaled $23.6 million, or $0.13 per diluted share, in the second quarter of 2026 as compared to $26.1 million, or $0.15 per diluted share, for the second quarter of 2025. Our second quarter 2026 payout ratio ($0.08 common share distribution / $0.13 FFO per diluted share) was 62%.
Net loss attributable to common shareholders totaled $(80.6) million, or $(0.46) per share, in the first six months of 2026 compared to net loss of $(116.4) million, or $(0.67) per share, in the first six months of 2025. Our 2025 results include non-cash impairment charges totaling $63.4 million or $0.37 per share, related to portfolio assets located in Austin, Texas.
Our FFO available to common shareholders and units for the first six months of 2026 totaled $43.6 million, or $0.24 per diluted share, versus $50.8 million, or $0.28 per diluted share, in the first six months of 2025. Our payout ratio for the first half 2026 ($0.16 common share distribution / $0.24 FFO per diluted share) was 67%.
Operating and Leasing Activity
In the second quarter of 2026, our same store Net Operating Income (NOI) excluding termination revenues and other income items increased 0.5% on an accrual basis and increased 1.9% on a cash basis for our 55 same store properties, which were 89.0% and 89.1% occupied on June 30, 2026 and 2025, respectively.
We leased approximately 254,000 square feet and commenced occupancy on 245,000 square feet during the second quarter of 2026. The second quarter occupancy activity includes 60,000 square feet of renewals, 111,000 square feet of new leases and 74,000 square feet of tenant expansions. We have an additional 166,000 square feet of executed new leasing scheduled to commence subsequent to June 30, 2026.
Our second quarter tenant retention ratio was 85% in our core portfolio with net absorption of 88,000 square feet during the second quarter of 2026. Second quarter rental rate growth increased 1.5% as our renewal rental rates decreased (0.5)% and our new lease/expansion rental rates increased 4.7%, all on an accrual basis.
At June 30, 2026, our core portfolio of 57 properties comprises 10.8 million square feet, was 89.1% occupied and, as of July 15, 2026, we are now 90.6% leased (reflecting new leases commencing after June 30, 2026).
Dividend Distributions
On May 28, 2026, our Board of Trustees declared a quarterly dividend distribution of $0.08 per common share that was paid on July 22, 2026 to shareholders of record as of July 8, 2026.
2026 Earnings and FFO Guidance
Based on current plans and assumptions and subject to the risks and uncertainties more fully described in our Securities and Exchange Commission filings, we are adjusting our 2026 loss per share guidance from $(0.76) - $(0.70) per share to $(0.45) – $(0.41) per share and we are narrowing our 2026 FFO guidance from $0.52 - $0.58 per diluted share to $0.53 - $0.57 per diluted share. Our adjustment to guidance for the 2026 loss per share is primarily due to the projected net gains on sale of undepreciated real estate. This guidance is provided for informational purposes and is subject to change. The following is a reconciliation of the calculation of 2026 FFO and earnings per diluted share:

Guidance for 2026		Range

Loss per share allocated to common shareholders	$(0.45)	to	$(0.41)
Plus: real estate depreciation, amortization	1.19		1.19
Less: real estate gains and losses, net	(0.28)		(0.28)
Plus: real estate impairments	0.07		0.07
FFO per diluted share	$0.53	to	$0.57

Our 2026 FFO key assumptions include:
•Year-end Core Occupancy Range: 89-90%;
•Year-end Core Leased Range: 90-91%;
•Rental Rate Mark-to-Market (accrual): 5-7%;

•Rental Rate Mark-to-Market (cash): (2)-0%;
•Same Store (accrual) NOI Range: (1)-1%;
•Same Store (cash) NOI Range: 0-2%;
•Speculative Revenue Target: $18.4 - $18.6 million, $18.3 million achieved;
•Tenant Retention Rate Range: 51-53%;
•Property Acquisition Activity: None;
•Property Sales Activity: $305 million;
•Development Starts: Redevelopment of one existing Uptown ATX building in Austin, Texas;
•Financing Activity: Repaid our $178 million 3025 JFK Construction Loan maturing in July 2026, financed Avira with a $90 million secured loan and extended the maturity date of our unsecured credit facility to December 31, 2026;
•Share Buyback and Bond Repurchase Activity: $120 – 140 million to be executed primarily during third and fourth quarters of 2026 based on current sales activity.
•Annual earnings and FFO per diluted share based on 180.0 million fully diluted weighted average common shares.
Except as outlined in our 2026 Business Plan, which can be located on the Investor Relations page of our website, our estimates do not include (1) possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, (2) the impacts of any other capital markets activity, (3) future write-offs or reinstatements of accounts receivable and accrued rent balances, or (4) future impairment charges. EPS estimates may fluctuate based on several factors, including changes in the recognition of depreciation and amortization expense, impairment losses on depreciable real estate, and any gains or losses associated with disposition activity. Management is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization, impairment losses on depreciable real estate, or gains or losses associated with disposition activities or depreciable real estate. For a complete definition of FFO and statements of the reasons why management believes FFO provides useful information to investors, see page 37 in our second quarter Supplemental Information Package. There can be no assurance that our actual results will not differ materially from the estimates set forth above. Our 2026 Business Plan is included in our Supplemental Information Package which can be located on the Investor Relations page of our website.
About Brandywine Realty Trust
Brandywine Realty Trust (NYSE: BDN) is one of the largest, publicly traded, full-service, integrated real estate companies in the United States with a core focus in Philadelphia, PA and Austin, TX. Organized as a real estate investment trust (REIT), we own, develop, lease and manage an urban, town center and transit-oriented portfolio comprising 112 properties and 19.2 million square feet as of June 30, 2026. Our purpose is to shape, connect and inspire the world around us through our expertise, the relationships we foster, the communities in which we live and work, and the history we build together. For more information, please visit www.brandywinerealty.com.
Conference Call and Audio Webcast
After releasing our second quarter earnings after the market close on Wednesday, July 22, 2026, we will hold our second quarter conference call on Thursday, July 23, 2026 at 9:00 a.m. Eastern Time. To access the conference call by phone, please visit this link here, and you will be provided with dial in details. A live webcast of the conference call will also be available on the Investor Relations page of our website at www.brandywinerealty.com.

Looking Ahead – Third Quarter 2026 Conference Call
We expect to release our third quarter 2026 earnings on Wednesday, October 21, 2026, after the market close and will host our third quarter 2026 conference call on Thursday, October 22, 2026 at 9:00 a.m. Eastern Time. We expect to issue a press release in advance of these events to reconfirm the dates and times and provide all related information.
Supplemental Information
We produce a Supplemental Information Package that includes details regarding the performance of the portfolio, financial information, non-GAAP financial measures, same-store information and other useful information for investors. The Supplemental Information Package is available via our website, www.brandywinerealty.com, through the “Investor Relations” section.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “will,” “strategy,” “expects,” “seeks,” “believes,” “potential,” or other similar words. Because such statements involve known and unknown risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These forward-looking statements, including our 2026 Guidance and our 2026 Business Plan and expectations for timing and terms of developments, sales, capital activities, bond repurchases and common share buybacks, are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and not within our control. Such risks, uncertainties and contingencies include, among others: reduced demand for office space and pricing pressures, including from competitors, changes to tenant work patterns that could limit our ability to lease space or set rents at expected levels or that could lead to declines in rent; uncertainty and volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital or that delay receipt of future debt financings and refinancings; the effect of inflation and interest rate fluctuations, including on the costs of our planned debt financings and refinancings; the potential loss or bankruptcy of tenants or the inability of tenants to meet their rent and other lease obligations; risks of acquisitions and dispositions, including unexpected liabilities and integration costs; delays in completing, and cost overruns incurred in connection with, our developments and redevelopments; disagreements with joint venture partners; unanticipated operating and capital costs; uninsured casualty losses and our ability to obtain adequate insurance, including coverage for terrorist acts; additional asset impairments; our dependence upon certain geographic markets; changes in governmental regulations, tax laws and rates and similar matters; impacts from changes to U.S. trade and foreign relations policies, including the imposition of tariffs; impacts of a U.S. government shutdown; unexpected costs of REIT qualification compliance; costs and disruptions as the result of a cybersecurity incident or other technology disruption; reliance on key personnel; and failure to maintain an effective system of internal control, including internal control over financial reporting. The declaration and payment of future dividends (both timing and amount) is subject to the determination of our Board of Trustees, in its sole discretion, after considering various factors, including our financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. Our Board’s practice regarding declaration of dividends may be modified at any time and from time to time. Additional information on factors which could impact us and the forward-looking statements contained herein are included in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2025. Given the uncertainties, we caution readers not to place undue reliance on forward-looking statements. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events except as required by law.
Non-GAAP Supplemental Financial Measures
We compute our financial results in accordance with generally accepted accounting principles (GAAP). Although FFO and NOI are non-GAAP financial measures, we believe that FFO and NOI calculations are helpful to shareholders and potential investors and are widely recognized measures of real estate investment trust performance. At the end of this press release, we have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measure.

Funds from Operations (FFO)
We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than us. NAREIT defines FFO as net income (loss) before non-controlling interests of common unit holders and excluding gains (losses) on sales of depreciable operating property, impairment losses on depreciable consolidated real estate, impairment losses on investments in unconsolidated real estate ventures and extraordinary items (computed in accordance with GAAP); plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after similar adjustments for unconsolidated joint ventures. Net income, the GAAP measure that we believe to be most directly comparable to FFO, includes depreciation and amortization expenses, gains or losses on property sales, extraordinary items and non-controlling interests. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this release. FFO does not represent cash flow from operating activities (determined in accordance with GAAP) and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders. We generally consider FFO and FFO per share to be useful measures for understanding and comparing our operating results because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses and real estate asset depreciation and amortization (which can differ across owners of similar assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO per share can help investors compare the operating performance of a company’s real estate across reporting periods and to the operating performance of other companies.
Net Operating Income (NOI)
NOI (accrual basis) is a Non-GAAP financial measure equal to net income available to common shareholders, the most directly comparable GAAP financial measure, plus corporate general and administrative expense, depreciation and amortization, interest expense, non-controlling interest in the Operating Partnership and losses from early extinguishment of debt, less interest income, development and management income, gains from property dispositions, gains on sale from discontinued operations, gains on early extinguishment of debt, income from discontinued operations, income from unconsolidated joint ventures and non-controlling interest in property partnerships. In some cases we also present NOI on a cash basis, which is NOI after eliminating the effects of straight-lining of rent and deferred market intangible amortization. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance or to cash flows as a measure of the Company's liquidity or its ability to make distributions. We believe NOI is a useful measure for evaluating the operating performance of our properties, as it excludes certain components from net income available to common shareholders in order to provide results that are more closely related to a property's results of operations. We use NOI internally to evaluate the performance of our operating segments and to make decisions about resource allocations. We concluded that NOI provides useful information to investors regarding our financial condition and results of operations, as it reflects only the income and expense items incurred at the property level, as well as the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and development activity on an unlevered basis.
Same Store Properties
In our analysis of NOI, particularly to make comparisons of NOI between periods meaningful, it is important to provide information for properties that were in-service and owned by us throughout each period presented. We refer to properties acquired or placed in-service prior to the beginning of the earliest period presented and owned by us through the end of the latest period presented as Same Store Properties. Same Store Properties therefore exclude properties placed in-service, acquired, repositioned, held for sale or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired for that property to be included in Same Store Properties.

Core Portfolio
Our core portfolio is comprised of our wholly owned properties, excluding any properties currently in development, re-development or recently completed, not yet stabilized or held for sale.
Speculative Revenue
Speculative Revenue represents the amount of rental revenue the company projects to be recorded during the current calendar year from new and renewal leasing activity in its core portfolio that has yet to be executed as of the beginning of the year. This revenue is primarily attributable to the absorption of core portfolio square footage that was either vacant at the beginning of the year or the renewal of existing tenants due to expire during the current year.

BRANDYWINE REALTY TRUST
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except share and per share data)

	June 30, 2026	December 31, 2025
ASSETS
Real estate investments:
Operating properties	$3,527,129	$3,753,780
Accumulated depreciation	(1,241,465)	(1,259,090)
Prepaid ground leases, net	34,156	51,399
Right of use asset - operating leases, net	17,509	17,806
Operating real estate investments, net	2,337,329	2,563,895
Construction-in-progress	85,569	118,543
Land held for development	75,134	70,405
Prepaid leasehold interests in land held for development, net	27,762	27,762
Total real estate investments, net	2,525,794	2,780,605
Cash and cash equivalents	40,197	32,284
Restricted cash and escrow	830	30,018
Accounts receivable	19,916	22,154
Assets held for sale, net	227,678	—
Accrued rent receivable, net of allowance of $369 and $424 as of June 30, 2026 and December 31, 2025, respectively	169,267	182,651
Investment in unconsolidated real estate ventures	336,851	314,326
Deferred costs, net	69,222	79,549
Intangible assets, net	13,832	22,426
Other assets	132,381	122,227
Total assets	$3,535,968	$3,586,240
LIABILITIES AND BENEFICIARIES' EQUITY
Secured debt, net	$144,260	$234,079
Unsecured credit facility	149,000	—
Unsecured term loan, net	249,593	249,389
Unsecured senior notes, net	2,074,153	2,073,394
Accounts payable and accrued expenses	136,663	143,826
Distributions payable	14,203	14,108
Deferred income, gains and rent	21,845	22,569
Intangible liabilities, net	12,355	12,713
Lease liability - operating leases	23,806	23,720
Other liabilities	14,190	14,588
Total liabilities	$2,840,068	$2,788,386
Brandywine Realty Trust's Equity:
Common Shares of Brandywine Realty Trust's beneficial interest, $0.01 par value; shares authorized 400,000,000; 174,611,856 and 173,699,039 issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	1,740	1,733
Additional paid-in-capital	3,204,718	3,199,838
Deferred compensation payable in common shares	25,467	23,069
Common shares in grantor trust, 2,376,607 and 1,583,000 issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	(25,467)	(23,069)
Cumulative earnings	525,251	605,252
Accumulated other comprehensive income (loss)	573	(1,437)
Cumulative distributions	(3,041,100)	(3,012,654)
Total Brandywine Realty Trust's equity	691,182	792,732
Noncontrolling interests	4,718	5,122
Total beneficiaries' equity	$695,900	$797,854
Total liabilities and beneficiaries' equity	$3,535,968	$3,586,240

BRANDYWINE REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue
Rents	$122,698	$114,196	$243,355	$228,624
Third party management fees, labor reimbursement and leasing	4,063	4,873	8,788	10,702
Other	2,159	1,502	3,781	2,761
Total revenue	128,920	120,571	255,924	242,087
Operating expenses
Property operating expenses	38,568	31,365	77,094	64,891
Real estate taxes	11,681	11,507	23,006	22,939
Third party management expenses	2,265	2,484	4,433	5,117
Depreciation and amortization	47,749	43,762	96,980	88,115
General and administrative expenses	9,263	9,325	21,598	26,795
Provision for impairment	—	63,369	11,909	63,369
Total operating expenses	109,526	161,812	235,020	271,226
Gain (loss) on sale of real estate
Net gain (loss) on disposition of real estate	63	(86)	63	2,973
Total gain (loss) on sale of real estate	63	(86)	63	2,973
Operating income (loss)	19,457	(41,327)	20,967	(26,166)
Other income (expense):
Interest and investment income	1,068	850	1,734	2,036
Interest expense	(41,931)	(32,345)	(82,820)	(64,190)
Interest expense - amortization of deferred financing costs	(1,345)	(1,197)	(2,732)	(2,427)
Equity in loss of unconsolidated real estate ventures	(8,738)	(14,832)	(17,440)	(25,343)
Net gain on real estate venture transactions	—	—	—	183
Gain on early extinguishment of debt	(24)	—	(24)	—
Net loss before income taxes	(31,513)	(88,851)	(80,315)	(115,907)
Income tax provision	(22)	(85)	(24)	(85)
Net loss	(31,535)	(88,936)	(80,339)	(115,992)
Net loss attributable to noncontrolling interests	125	267	338	348
Net loss attributable to Brandywine Realty Trust	(31,410)	(88,669)	(80,001)	(115,644)
Nonforfeitable dividends allocated to unvested restricted shareholders	(248)	(322)	(566)	(751)
Net loss attributable to Common Shareholders of Brandywine Realty Trust	$(31,658)	$(88,991)	$(80,567)	$(116,395)
PER SHARE DATA
Basic loss per Common Share	$(0.18)	$(0.51)	$(0.46)	$(0.67)
Basic weighted average shares outstanding	174,384,600	173,532,583	174,072,403	173,225,737
Diluted loss per Common Share	$(0.18)	$(0.51)	$(0.46)	$(0.67)
Diluted weighted average shares outstanding	174,384,600	173,532,583	174,072,403	173,225,737

BRANDYWINE REALTY TRUST
FUNDS FROM OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net loss attributable to common shareholders	$(31,658)	$(88,991)	$(80,567)	$(116,395)
Add (deduct):
Net loss attributable to noncontrolling interests - LP units	(95)	(267)	(241)	(348)
Nonforfeitable dividends allocated to unvested restricted shareholders	248	322	566	751
Net (gain) loss on real estate venture transactions	497	(304)	740	(198)
Net (gain) loss on disposition of real estate	(63)	86	(63)	(2,973)
Provision for impairment	—	63,369	11,909	63,369
Depreciation and amortization:
Real property	41,205	38,363	83,859	77,092
Leasing costs including acquired intangibles	5,431	4,588	11,135	9,403
Company’s share of unconsolidated real estate ventures	8,472	9,345	17,205	20,781
Partners’ share of consolidated real estate ventures	(55)	(4)	(152)	(7)
Funds from operations	23,982	26,507	$44,391	$51,475
Funds from operations allocable to unvested restricted shareholders	(419)	(395)	(805)	(700)
Funds from operations available to common share and unit holders (FFO)	$23,563	$26,112	$43,586	$50,775
FFO per share - fully diluted	$0.13	$0.15	$0.24	$0.28
Weighted-average shares/units outstanding — fully diluted	181,166,121	178,569,600	181,026,095	178,514,577
Distributions paid per common share	$0.08	$0.15	$0.16	$0.30
FFO payout ratio (distributions paid per common share/FFO per diluted share)	62%	100%	67%	107%

BRANDYWINE REALTY TRUST
SAME STORE OPERATIONS – 2nd QUARTER
(unaudited and in thousands)

Of the 59 properties owned by the Company as of June 30, 2026, a total of 55 properties ("Same Store Properties") containing an aggregate of 10.4 million net rentable square feet were owned for the entire three months ended June 30, 2026 and 2025. As of June 30, 2026, two properties were recently completed and two properties were in development/redevelopment. The Same Store Properties were 89.0% and 89.1% occupied as of June 30, 2026 and 2025, respectively. The following table sets forth revenue and expense information for the Same Store Properties:

	Three Months Ended June 30,
	2026	2025
Revenue
Rents	$99,115	$95,692
Other	272	242
Total revenue	99,387	95,934
Operating expenses
Property operating expenses	28,180	25,635
Real estate taxes	9,754	9,068
Other
Net operating income	$61,453	$61,231
Net operating income - percentage change over prior year	0.4%
Net operating income, excluding other items (1)	$61,099	$60,771
Net operating income, excluding other items - percentage change over prior year	0.5%
Net operating income	$61,453	$61,231
Straight line rents & other	1,388	545
Above/below market rent amortization	(160)	(164)
Amortization of tenant inducements	210	190
Non-cash ground rent expense	185	189
Cash - Net operating income	$63,076	$61,991
Cash - Net operating income - percentage change over prior year	1.8%
Cash - Net operating income, excluding other items (1)	$62,526	$61,331
Cash - Net operating income, excluding other items - percentage change over prior year	1.9%
	Three Months Ended June 30,
	2026	2025
Net loss:	$(31,535)	$(88,936)
Add/(deduct):
Interest and investment income	(1,068)	(850)
Interest expense	41,931	32,345
Interest expense - amortization of deferred financing costs	1,345	1,197
Equity in loss of unconsolidated real estate ventures	8,738	14,832
Net (gain) loss on disposition of real estate	(63)	86
Gain on early extinguishment of debt	24	—
Depreciation and amortization	47,749	43,762
General & administrative expenses	9,263	9,325
Income tax provision	22	85
Provision for impairment	—	63,369
Consolidated net operating income	76,406	75,215
Less: Net operating income of non-same store properties and elimination of non-property specific operations	(14,953)	(13,984)
Same store net operating income	$61,453	$61,231

(1) - Other items represent termination fees and bad debt expense and other income.

BRANDYWINE REALTY TRUST
SAME STORE OPERATIONS – SIX MONTHS
(unaudited and in thousands)

Of the 59 properties owned by the Company as of June 30, 2026, a total of 55 properties ("Same Store Properties") containing an aggregate of 10.4 million net rentable square feet were owned for the entire six months ended June 30, 2026 and 2025. As of June 30, 2026, two properties were recently completed, and two properties were in development/redevelopment. The Same Store Properties were 89.0% and 89.1% occupied as of June 30, 2026 and 2025, respectively. The following table sets forth revenue and expense information for the Same Store Properties:

	Six Months Ended June 30,
	2026	2025
Revenue
Rents	$197,685	$191,312
Other	474	470
Total revenue	198,159	191,782
Operating expenses
Property operating expenses	57,016	52,155
Real estate taxes	19,138	18,041
Net operating income	$122,005	$121,586
Net operating income - percentage change over prior year	0.3%
Net operating income, excluding other items (1)	$121,422	$120,501
Net operating income, excluding other items - percentage change over prior year	0.8%
Net operating income	$122,005	$121,586
Straight line rents & other	1,109	(1,044)
Above/below market rent amortization	(319)	(328)
Amortization of tenant inducements	451	379
Non-cash ground rent expense	373	381
Cash - Net operating income	$123,619	$120,974
Cash - Net operating income - percentage change over prior year	2.2%
Cash - Net operating income, excluding other items (1)	$122,720	$119,482
Cash - Net operating income, excluding other items - percentage change over prior year	2.7%
	Six Months Ended June 30,
	2026	2025
Net loss:	$(80,339)	$(115,992)
Add/(deduct):
Interest income	(1,734)	(2,036)
Interest expense	82,820	64,190
Interest expense - amortization of deferred financing costs	2,732	2,427
Equity in loss of unconsolidated real estate ventures	17,440	25,343
Net gain on real estate venture transactions	—	(183)
Net loss on disposition of real estate	(63)	(2,973)
Gain on early extinguishment of debt	24	—
Depreciation and amortization	96,980	88,115
General & administrative expenses	21,598	26,795
Income tax provision	24	85
Provision for impairment	11,909	63,369
Consolidated net operating income	151,391	149,140
Less: Net operating income of non-same store properties and elimination of non-property specific operations	(29,386)	(27,554)
Same store net operating income	$122,005	$121,586

(1) - Other items represent termination fees and bad debt expense and other income.